EXHIBIT 10-1

CASH-BASED AWARD AGREEMENT

The Executive Compensation Committee of the TEGNA Inc. Board of Directors (the “Committee”) has approved a Cash-Based Award (the “Award”) under the TEGNA Inc. 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as amended (the “Plan”), as set forth below. This Award is being made for the Executive’s services in 2017 and in contemplation of her retirement in 2017. The Executive will not receive any equity-based compensation award for 2017. This Award Agreement constitutes the formal agreement governing this Award between TEGNA Inc. (the “Company”) and the Executive. Defined terms used in this Award Agreement but not otherwise defined herein shall have the respective meanings ascribed to such defined terms in the Plan.

Executive: Gracia C. Martore
Grant Date of Award: February 27, 2017
Maximum Potential Value of the Cash-Based Award: $5,000,000

Terms of the Award:
The following terms shall apply to the Award:

1.	The Executive will receive a Cash-Based Award in an amount equal to $5,000,000; provided that such amount will be prorated for the Executive’s service in 2017 (except as noted in 3 and 4 below).

2.
Except as noted in 3 and 4 below, the Award will be prorated based on a fraction, the numerator of which is the number of days the Executive is employed by the Company as its Chief Executive Officer in 2017, and the denominator of which is 365; provided that the Committee reserves the right to pay an amount in excess of such prorated amount in its sole discretion (but not to exceed $5,000,000).

3.
In lieu of 2 above, in the event that the Executive separates from service on or prior to December 31, 2017, by reason of death or permanent disability (as determined under the Company’s Long Term Disability Plan), the Executive (or in the case of the Executive's death, the Executive’s estate or designated beneficiary) shall receive the Maximum Potential Value of the Cash-Based Award.

4.
In lieu of 2 above, in the event that prior to the Executive’s separation from service (including a separation from service due to a permanent disability or death), a Change in Control occurs, the Executive shall receive the Maximum Potential Value of the Cash-Based Award.

5.	The Award will be paid to the Executive in the form of a lump sum cash payment (less applicable withholdings) as soon as administratively practicable after the earlier of: (i) the date the Executive separates from service (including a separation from service due to a permanent disability or death), or (ii) the date of a Change in Control; provided that in all circumstances the Award shall be paid on or before December 31, 2017. In the event the Executive dies before payment, the payment shall be made to the Executive’s estate or designated beneficiary.

6.
The value of the Award will not be treated as a bonus (or be in lieu of an annual bonus) and will not be taken into account for purposes of calculating the Executive’s benefit under the Company’s Supplemental Retirement Plan or other compensation or benefit plans.

7.	The Award is subject to the Company’s Recoupment Policy dated February 26, 2013.

8.
The Award is granted under and is subject to the terms of the Plan. References to “separates from service” or “separation from service” shall mean a “separation from service” within the meaning of Code Section 409A.

9.
This Award Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to in this Award Agreement.

TEGNA Inc.

By: /s/ Howard D. Elias

Name: Howard D. Elias

Title: Chairman, Executive Compensation Committee

Dated: 3-2-17

Agreed to and Accepted by:

By: /s/ Gracia C. Martore
Gracia C. Martore

Dated: 3-31-17